UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☑ Definitive Proxy Statement
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PerkinElmer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 22, 2004

Dear Stockholder:

      We cordially invite you to attend the 2004 annual meeting of stockholders of PerkinElmer, Inc. to be held on Tuesday, April 27, 2004, at 10:30 a.m. at the company’s offices at 45 William Street, Wellesley, Massachusetts.

      The enclosed notice of annual meeting and proxy statement contain complete information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only stockholders and their proxies are invited to attend the annual meeting.

      Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

      Thank you for your continued support of PerkinElmer.

Sincerely,

Gregory L. Summe
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2004

PerkinElmer, Inc.

Corporate Offices
45 William Street
Wellesley, Massachusetts 02481

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
General
Proposals
Votes Required
ITEM NO. 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTING THE NINE NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.
INFORMATION RELATIVE TO THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES
Determination of Independence
Director Candidates
Communications from Stockholders and Other Interested Parties
Board of Directors Meetings and Committees
Audit Committee
Compensation and Benefits Committee
Executive Committee
Finance Committee
Nominating and Corporate Governance Committee
Report of the Audit Committee
Independent Auditors Fees and Other Matters
Audit Fees
Audit-Related Fees
Tax Fees
All Other Fees
Audit Committee’s Pre-approval Policy and Procedures
Director Compensation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overall Philosophy
Components of Executive Compensation
Base Salary
Annual Incentive Awards
Long-term Incentives
Basis for Chief Executive Officer Compensation
Tax Deductibility of Compensation
Stock Ownership Program by Officers
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PERFORMANCE GRAPHS
Comparison of Five-Year Cumulative Total Return PerkinElmer, Inc. Common Stock, S&P Composite-500 and Peer Group* Indices
Comparison of One-Year Cumulative Total Return PerkinElmer, Inc. Common Stock, S&P Composite-500 and Peer Group* Indices
EXECUTIVE COMPENSATION
Summary Compensation
Pension Plans
Employees Retirement Plan
Supplemental Executive Retirement Plan
Pension Plan Table (1)(2) Annual Estimated Benefits Provided by the Combined PerkinElmer, Inc. Employees Retirement Plan and Supplemental Executive Retirement Plan
Employment and Other Agreements
Option Grants
Option Grants in Last Fiscal Year
Option Exercises and Fiscal Year End Values
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
ITEM NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM NO. 3
STOCKHOLDER PROPOSAL
Supporting Statement from the United Brotherhood of Carpenters Pension Fund for the Stockholder Proposal
PerkinElmer’s Statement in Opposition to Stockholder Proposal
Recommendation of the Board of Directors
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2005 MEETING
ANNEX A AUDIT COMMITTEE CHARTER OF THE BOARD OF DIRECTORS
APPENDIX A FORM OF PROXY

NOTICE OF ANNUAL MEETING

To the Stockholders of PerkinElmer, Inc.:

      The annual meeting of the stockholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 45 William Street, Wellesley, Massachusetts, on Tuesday, April 27, 2004, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect nine nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year;

3.	A stockholder proposal described in the accompanying proxy statement, if presented at the meeting by its proponents; and

4.	Such other matters as may properly come before the meeting or any adjournment thereof.

      Our board of directors has no knowledge of any other business to be transacted at the meeting.

      The board of directors has fixed the close of business on February 27, 2004 as the record date for the determination of stockholders entitled to receive this notice and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

TERRANCE L. CARLSON, Clerk

March 22, 2004

      Admission to the meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the meeting. If you arrive without the appropriate proof of ownership, you will not be admitted to the meeting unless we can verify that you were a PerkinElmer stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

RETURN ENCLOSED PROXY CARD

      Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Mellon Investor Services, Proxy Processing, P.O. Box 3805, South Hackensack, NJ 07606-9505.

PROXY STATEMENT

General

      PerkinElmer, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our annual meeting of stockholders to be held on Tuesday, April 27, 2004 at 10:30 a.m., at the company’s corporate offices, located at 45 William Street, Wellesley, Massachusetts, and at any adjournment of that meeting. The date of this proxy statement is March 22, 2004, the approximate date on which we first sent or gave the proxy statement and form of proxy to our stockholders.

      This proxy is solicited on behalf of our board of directors. Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by filing written notice with the Clerk of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by casting your vote in person at the meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the meeting may be held and permits your votes to be cast in accordance with your directions.

      We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Shareholder Communications, Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay Georgeson $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

      Our stock transfer books will not be closed. However, our board of directors has fixed the close of business on February 27, 2004 as the record date for determining the stockholders entitled to receive notice of, and to vote their shares, at the meeting. On the record date, there were 127,551,038 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for stockholder action, with no cumulative voting.

      We previously mailed to stockholders or are enclosing with this proxy statement our annual report to stockholders for 2003. The annual report is not part of, or incorporated by reference in, this proxy statement.

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Telephone: (781) 237-5100, Attention: Investor Relations. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Proposals

      The proposals being presented for stockholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card.

      The first proposal is to elect nine directors for terms of one year each. You may grant or withhold authority to vote your shares to elect all nine nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all nine nominees named in this proxy statement.

      The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year ending January 2, 2005. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

      The third proposal is a stockholder proposal further described on the following pages. The third proposal will not be voted upon at the meeting unless it is presented by its proponents at the meeting. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. If this proposal is voted upon at the meeting, your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “AGAINST” the third proposal.

      Management does not anticipate a vote on any other proposal at the meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

      A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for stockholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal (which we refer to as “broker non-votes”) will be counted for purposes of determining whether a quorum exists at the meeting for that proposal.

      The affirmative vote of the plurality of the votes cast at the meeting is required for the election of each of the nine directors. In other words, a candidate for director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. The affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter is required for the ratification of our independent auditors and for approval of the stockholder proposal (if presented). Shares that are withheld or that abstain from voting for a particular proposal will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Accordingly, shares withheld or abstaining and broker non-votes will have no effect on voting on the proposal to elect directors, as that proposal requires the affirmative vote of the plurality of the votes cast at the meeting, nor will they have any effect on voting on the proposal to ratify our independent auditors or the shareholder proposal (if presented), as those proposals require the affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter.

ITEM NO. 1

ELECTION OF DIRECTORS

      Our charter and bylaws provide that the stockholders or the board of directors will fix the number of directors at not fewer than three nor more than thirteen. We currently have nine directors, all of whose terms expire at the meeting. Our charter and bylaws provide that at each annual meeting of stockholders, the successors of the directors will be elected for a one-year term.

      Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms expiring at the annual meeting of stockholders to be held in 2005. All nine nominees are currently directors of PerkinElmer and, except for Mr. Mullen, were elected by our stockholders at the 2003 annual meeting. Upon the recommendation of our nominating and corporate governance committee, our board of directors increased the size of the board to nine and elected Mr. Mullen a director in January 2004. Mr. Mullen was originally proposed to the nominating and corporate governance committee by our Lead Director, G. Robert Tod.

Tamara J. Erickson	Gabriel Schmergel
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Gregory L. Summe
James C. Mullen	G. Robert Tod
Dr. Vicki L. Sato

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING THE NINE NOMINEES NAMED ABOVE
FOR TERMS OF ONE YEAR EACH.

      The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the stockholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

      TAMARA J. ERICKSON: Age 49; Principal Occupation: Management consultant specializing in corporate strategy and technology management. Member, Office of the President of The Concours Group, and director for The Concours Group. Director of PerkinElmer since 1995. Member of the compensation and benefits and nominating and corporate governance committees.

      Ms. Erickson is the co-author of the book, Third Generation R&D: Managing the Link to Corporate Strategy, published in 1991. She joined The Concours Group, a management consulting firm, in November 1998. Prior to joining The Concours Group, Ms. Erickson worked as an independent consultant specializing in corporate strategy and technology management from 1997 to October 1998. She served as head of U.S. consulting for P.A. Consulting Group, a management and technology consulting company, from May 1996 to September 1997. From 1995 to April 1996, Ms. Erickson was a Senior Vice President of Arthur D. Little, Inc., a consulting company with which she had been associated since 1978. From 1991 to 1995, Ms. Erickson served as a Managing Director of Arthur D. Little’s management consulting business in North America, including strategy and organization, information systems, and operations management consulting services. Ms. Erickson holds a Bachelor of Arts degree in biological sciences from the University of Chicago and a Master of Business Administration degree from Harvard Business School.

      NICHOLAS A. LOPARDO: Age 57; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in North Reading, Massachusetts. Director of PerkinElmer since 1996. Chairman of the finance committee and a member of the audit and compensation and benefits committees.

      Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 30 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. He is a 1968 graduate of Susquehanna University with a Bachelor of Science degree in marketing and management, and since 1992 has served as a member of the board of directors of the University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University and is Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Boston Partners in

Education and the Hockey Humanitarian Foundation. He is an advisory board member of the Salvation Army, a director of Team Harmony Foundation and a member of the investment committee of USA Hockey, Inc.

      ALEXIS P. MICHAS: Age 46; Principal Occupation: Managing Partner and director of Stonington Partners, Inc., a private investment firm, and the Managing Partner and director of Stonington Partners, Inc. II. Director of PerkinElmer since 2001. Member of the audit and finance committees.

      Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1993, and he is also the Managing Partner and a director of Stonington Partners, Inc. II. From 1989 to May 2001, he was a director of Merrill Lynch Capital Partners, Inc. a private investment firm that is a wholly owned subsidiary of Merrill Lynch & Co., Inc., and was a consultant to Merrill Lynch Capital Partners from 1994 until June 2001. He was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas also is a director of BorgWarner Inc., Goss Holdings, Inc., the parent corporation of Goss Graphic Systems, Inc., HK Systems, Inc., Lincoln Technical Institute, Inc., Palace Entertainment, Inc. and Global Motorsport Group, Inc.

      JAMES C. MULLEN: Age 45; Principal Occupation: Chief Executive Officer of Biogen Idec Inc., a biotechnology company based in Cambridge, Massachusetts. Director of PerkinElmer since January 2004.

      Mr. Mullen was appointed Chief Executive Officer of Biogen Idec Inc. in connection with the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in November 2003. He was named Chairman of the board of directors of Biogen in July 2002, after being named President and Chief Executive Officer of Biogen in June 2000. Mr. Mullen joined Biogen in 1989 as Director, Facilities and Engineering. He was named Vice President, Operations, in 1992. From 1996 to 1999, Mr. Mullen served as Vice President, International of Biogen, with responsibility for building all Biogen operations outside North America. From 1984 to 1988, Mr. Mullen held various positions at SmithKline Beckman Corporation (now GlaxoSmithKline plc). He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. Mr. Mullen is a director of Biogen Idec, and also serves on the board of trustees of Rensselaer Polytechnic Institute, the board of directors of the Biotechnology Industry Organization (BIO) and is co-chair of Cambridge Family and Children’s Service Capital Campaign Steering Committee.

      DR. VICKI L. SATO: Age 55; Principal Occupation: President of Vertex Pharmaceuticals, Inc., a company based in Cambridge, Massachusetts, specializing in drug development. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

      Dr. Sato was appointed President of Vertex Pharmaceuticals in December 2000, after serving eight years as the company’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Biochemistry and Molecular Biology at Harvard University. She also served as an Associate Professor in the Department of Biology at Harvard University from 1980 to 1983. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum and a trustee of Jose Mateo’s Ballet Theatre. She is a director of Infinity Pharmaceuticals, a privately held biotechnology company, is the author of numerous professional publications and holds several issued or pending patents.

      GABRIEL SCHMERGEL: Age 63; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Chairman of the nominating and corporate governance committee and a member of the audit committee.

      Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar. Mr. Schmergel joined Genetics Institute, Inc. as President and CEO in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia, and cancer. Genetics Institute, Inc. was acquired by Wyeth (formerly known as

American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and CEO in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School. Mr. Schmergel is also Chairman of the Board of Syntonix Pharmaceuticals, a privately held development stage biotechnology company.

      KENTON J. SICCHITANO: Age 59; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chairman of the audit committee and a member of the compensation and benefits and executive committees.

      Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Sicchitano also is a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium.

      GREGORY L. SUMME: Age 47; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 1998. Chairman of the executive committee and a member of the finance committee.

      Mr. Summe was named our Chief Executive Officer effective January 1, 1999 and Chairman effective April 27, 1999. He was appointed President and Chief Operating Officer and elected to our board of directors in February 1998. Prior to joining PerkinElmer, Mr. Summe held several management positions with AlliedSignal, Inc., now Honeywell International, and General Electric. Previously, he was a partner at McKinsey & Co., Inc. Mr. Summe is a director of State Street Corporation. He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania. Mr. Summe is also a trustee of the Fessenden School and a member of the Singapore-US Business Council.

      G. ROBERT TOD: Age 64; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chairman of the compensation and benefits committee and a member of the executive, finance, and nominating and corporate governance committees.

      Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute in 1961 and a Master of Business Administration degree from Harvard Business School. Mr. Tod is co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School and as a Vice President of the Alumni Executive Council of the Harvard Business School.

INFORMATION RELATIVE TO THE BOARD OF DIRECTORS

AND CERTAIN OF ITS COMMITTEES

Determination of Independence

      Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, stockholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, the board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Ms. Erickson, Messrs. Lopardo, Michas, Mullen, Schmergel, Sicchitano or Tod or Dr. Sato has a material relationship with PerkinElmer, and each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

      Our stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

      Stockholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members.

      In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the New York Stock Exchange and such other factors as the committee deems appropriate. Under our bylaws, a director is deemed to have retired at the annual meeting of stockholders following the date he or she attains the age of 70 years. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board of directors and the best interests of PerkinElmer and its stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Communications from Stockholders and Other Interested Parties

      Our board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

      Stockholders who wish to communicate with our entire board may do so by writing to Gregory L. Summe, Chairman of the Board, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Stockholders who wish to communicate with our non-management directors should address such communications to G. Robert Tod, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with the company’s General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which PerkinElmer tends to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

      Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of our company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of company activity through regular written reports and presentations at board and committee meetings.

      Our board of directors met six times in fiscal 2003. Each director attended 75% or more of the total number of meetings during fiscal year 2003 of the board of directors and the committees of which such director was a member.

      Our board’s standing committees are audit, compensation and benefits, executive, finance, and nominating and corporate governance. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines and standards of business conduct in the “Corporate Governance” section of the “Investor Corner” of our website, www.perkinelmer.com, or by writing to PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Attention: Investor Relations. In addition, the charter of our audit committee is attached as Annex A to this proxy statement.

      Mr. Summe is the only director who is also an employee of PerkinElmer. He does not participate in any meeting at which his compensation is determined.

      Our board of directors has appointed G. Robert Tod “Lead Director” to, among other responsibilities set forth in our corporate governance guidelines, preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. Our board of directors holds executive sessions of non-management directors preceding or following each regularly scheduled board meeting.

      We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meetings of stockholders. In 2003, all directors attended our annual meeting of stockholders.

Audit Committee

      Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors. The current members of our audit committee are Messrs. Sicchitano (Chair), Lopardo, Michas and Schmergel. Mr. Sicchitano qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each of Messrs. Sicchitano, Lopardo,

Michas and Schmergel is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Lopardo, Michas or Schmergel serves on the audit committees of more than two other public companies. The audit committee held eight meetings during fiscal 2003.

Compensation and Benefits Committee

      Our compensation and benefits committee discharges the responsibilities of our board of directors relating to the compensation of our Chief Executive Officer and our other executive officers. The compensation and benefits committee also oversees the evaluation of management by the board of directors. The compensation and benefits committee also grants stock options and other stock incentives to our officers and employees and administers our incentive, compensation and benefit plans. The current members of the compensation and benefits committee are Messrs. Tod (Chair), Lopardo and Sicchitano and Ms. Erickson. The board of directors has determined that each of Messrs. Tod, Lopardo and Sicchitano and Ms. Erickson is independent as defined under the rules of the NYSE. Our compensation and benefits committee held ten meetings during fiscal 2003.

Executive Committee

      Our executive committee, which acts as needed during intervals between board meetings, has been delegated all of the powers of our board of directors, except those powers which by law or under our charter or bylaws the board of directors is prohibited from delegating. The current members of the executive committee are Mr. Summe (Chair), Mr. Tod and Mr. Sicchitano. The board of directors has determined that each of Messrs. Tod and Sicchitano is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Mr. Tod is our Lead Director. Our executive committee did not meet during fiscal year 2003.

Finance Committee

      Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting the company’s capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Michas, Summe and Tod. The board has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Our finance committee held two meetings during fiscal year 2003.

Nominating and Corporate Governance Committee

      Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board for election as directors at the annual meeting of stockholders, reviews and recommends changes to our corporate governance principles and oversees the evaluation of the board of directors. The current members of the nominating and corporate governance committee are Messrs. Schmergel (Chair) and Tod, Ms. Erickson and Dr. Sato. The board has determined that each of Messrs. Schmergel and Tod, Ms. Erickson and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee is authorized to retain advisers and consultants and to compensate them for their services. The committee did not retain any such advisers or consultants during fiscal year 2003. For information relating to nominations of directors by our stockholders, see “Director Candidates” above. Our nominating and corporate governance committee held two meetings during fiscal year 2003.

Report of the Audit Committee

      The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 28, 2003;

•	Discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed with Deloitte & Touche LLP its independence; and

•	Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 28, 2003 for filing with the Securities and Exchange Commission.

      The audit committee is pleased to submit this report to the stockholders.

      By the audit committee of the board of directors:

Kenton J. Sicchitano, Chairman
Nicholas A. Lopardo
Alexis P. Michas
Gabriel Schmergel

Independent Auditors Fees and Other Matters

      The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2003 fiscal year and the 2002 fiscal year. Amounts for the 2002 fiscal year have been reclassified as required to conform to the 2003 presentation:

	Fiscal 2003	Fiscal 2002

Audit Fees	$2,155,000	$1,492,500
Audit-Related Fees	410,000	2,355,000
Tax Fees	1,461,000	342,000
All Other Fees	0	0

Total Fees	$4,026,000	$4,189,500

Audit Fees

      These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q and other professional services provided by our auditors in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

      These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, specific internal control process reviews, consultations regarding accounting and financial reporting and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission. No audit-related fees for either 2003 or for 2002 were provided under the de minimis exception to the audit committee pre-approval requirements.

Tax Fees

      These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended international tax returns (fees for which amounted to $966,000 in 2003 and $0 in 2002) and expatriate tax return preparation and assistance (fees for which amounted to $381,000 in 2003 and $250,000 in 2002), accounted for $1,347,000 of the total tax fees paid for fiscal 2003 and $250,000 of the total tax fees paid for fiscal 2002. Tax advice and planning services, including consultations on foreign tax transactions, assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $114,000 for fiscal 2003 and $92,000 for fiscal 2002. No tax fees for either 2003 or for 2002 were provided under the de minimis exception to the audit committee pre-approval requirements.

All Other Fees

      There were not any fees for other services in either 2003 or 2002.

Audit Committee’s Pre-approval Policy and Procedures

      During fiscal year 2003, the audit committee of our board of directors adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent auditors during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

      On a semi-annual basis, management provides the audit committee with an update of proposed services for pre-approval. Any additional services which fall outside the scope of the semi-annual review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services or classes of permitted services to be provided by the independent auditors. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at each of its regularly scheduled meetings.

Director Compensation

      Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. In 2003, each non-employee director was paid an annual retainer of $30,000 plus an award of 4,228 shares of our common stock which had a market value on the date of award of $40,000. The Lead Director and the audit committee Chair were paid an additional annual cash retainer of $10,000. The retainer and common stock award were pro-rated for directors who served for only a portion of the year. In addition, in 2003 each non-employee director other than the Lead Director and the audit committee Chair was awarded options to purchase 7,893 shares of our common stock at a per share exercise price of $9.46. Each of the Lead Director and the audit committee Chair was awarded options to purchase 9,647 shares of common stock at a per share exercise price of $9.46.

      During 2003, our compensation and benefits committee reviewed our director compensation policies with the assistance of an outside advisor. The outside advisor provided data on director compensation programs at a number of companies identified by the committee and the outside advisor as industry peers, as further described in this proxy statement under the heading “ Board Compensation Committee Report – Overall Philosophy.” After evaluating the market data and recommendations provided by the outside advisor, the compensation and benefits committee recommended to the board of directors, and the board of directors approved, a change in the compensation for non-employee directors for 2004. Commencing January 1, 2004, each non-employee director will be paid an annual retainer of $50,000 plus an award of shares of our common stock with a market value on the date of award of $60,000. The Lead Director and audit committee Chair will be paid an additional cash retainer of $20,000. The retainer and common stock award will be pro-rated for directors who serve only a portion of the year. In addition, each non-employee director will receive an annual option award, valued at $55,000 using the Black-Scholes valuation methodology.

      New non-employee directors will continue to receive an initial, one-time stock option grant of 10,000 shares. James C. Mullen received such an award in January 2004 at a per share exercise price of $19.84. All option grants to non-employee directors are made with an exercise price equal to the fair market value on the date of grant. All option grants to non-employee directors vest in four equal annual installments and may be exercised for seven years. Directors may defer compensation in the form of fees and grants of common stock into our deferred compensation plan.

      We expect each director to own PerkinElmer stock in the amount of $90,000 within three years of the director’s election to our board. Our compensation and benefits committee periodically reviews and makes recommendations to the board of directors regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table identifies the only persons known to us to be beneficial owners of five percent or more of the outstanding shares of our common stock. The information in this table and the footnotes is taken from a Schedule 13G/A filed on February 11, 2004 by Stonington Capital Appreciation 1994 Fund, L.P., Stonington Partners, L.P., Stonington Partners, Inc. II and Stonington Partners, Inc., to which we refer collectively as the Stonington entities, and a Schedule 13G/A filed on February 17, 2004 by FMR Corp.

		Percent of Class
	Number of Shares	Outstanding
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

Stonington Capital Appreciation 1994 Fund, L.P	7,609,554(1)	6.0%
Stonington Partners, L.P.
Stonington Partners, Inc. II
Stonington Partners, Inc.
c/o Stonington Partners, Inc.
767 Fifth Avenue, 48th Floor
New York, NY 10153

FMR Corp.	6,413,764(2)	5.1%
Edward C. Johnson 3d
Abigail P. Johnson
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

NOTES

(1)	The Schedule 13G/A filed by the Stonington entities states that (i) Stonington Capital Appreciation 1994 Fund, L.P. owns of record 7,609,554 shares of our common stock, (ii) Stonington Partners, Inc. has dispositive power over the shares held by Stonington Capital Appreciation 1994 Fund, L.P. and (iii) Stonington Partners L.P., Stonington Partners, Inc. II and Stonington Partners, Inc. each disclaims beneficial ownership of those shares, except to the extent of its economic interest therein. Alexis P. Michas, a director of PerkinElmer, is a director of Stonington Partners, Inc. and Stonington Partners, Inc. II. Mr. Michas disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(2)	The Schedule 13G/A filed by FMR Corp. states that (i) FMR Corp. beneficially owns 6,002,900 shares of our common stock as a result of acting as an investment adviser to various investment companies, Edward C. Johnson 3d. and FMR Corp. each has the sole power to dispose of those shares and the respective boards of trustees of the investment companies have the sole power to vote and direct the vote for those shares, (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., beneficially owns 274,464 shares of our common stock as a result of acting as investment manager of institutional accounts and Edward C. Johnson 3d. and FMR Corp. each has the sole power to vote or direct the vote for the 274,464 shares, (iii) members of the Edward C. Johnson 3d. family, including Edward C. Johnson 3d. and Abigail Johnson, may be deemed to be a controlling group with respect to FMR Corp. and (iv) Fidelity International Limited is the beneficial owner of 136,400 shares of our common stock and has sole voting and dispositive power with respect to those shares.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table shows the number of shares of our common stock beneficially owned on February 15, 2004 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below and (3) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after February 15, 2004 through the exercise or conversion of any stock option or other right.

				Total Shares
		Stock-Based	Acquirable Within	Beneficially
Name(1)	Stock	Holdings(2)	60 Days(3)	Owned(4)

Terrance L. Carlson	52,237	48,329	367,334	467,900
Peter B. Coggins	60,000	—	101,667	161,667
Tamara J. Erickson	15,248	—	27,768	43,016
Robert F. Friel	104,328	83,311	450,000	637,639
Nicholas A. Lopardo	10,715	23,483	34,768	68,966
Alexis P. Michas (5)	7,617,602		8,767	7,626,369
James C. Mullen	1,006	—	—	1,006
Vicki L. Sato	8,198	—	8,767	16,965
Gabriel Schmergel	17,048	—	14,768	31,816
Kenton J. Sicchitano	10,348	—	15,901	26,249
Gregory L. Summe	286,667	203,757	1,850,000	2,340,424
G. Robert Tod	34,648	—	44,235	78,883
Richard F. Walsh	53,169	77,224	446,666	577,059
All executive officers, directors, and nominees for director as a group, 16 in number, including those listed above	8,349,541	491,097	3,817,645	12,658,283

NOTES

(1)	Mr. Summe’s ownership represents 1.8% of the outstanding shares of common stock and Mr. Michas’s ownership, as described in footnote 5 below, represents 6.0% of the outstanding shares of common stock, in each case calculated in accordance with applicable SEC rules. No other individual’s holdings totaled more than 1% of the outstanding shares of common stock, calculated in accordance with applicable SEC rules. The ownership of all executive officers, directors and nominees for director as a group, including shares beneficially owned by Mr. Michas for which he disclaims beneficial ownership, totals 9.9% of the outstanding shares of common stock. Except as set forth in footnote 5 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers, directors, or nominees for director are direct or indirect beneficial owners of the shares.

(2)	Represents other common stock-based holdings, including, as appropriate, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan and shares that are accrued under our deferred compensation plan and are payable 100% in common stock at the time of distribution.

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2004 upon the exercise of outstanding stock options.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)	Mr. Michas is a director of Stonington Partners, Inc. II, the general partner of Stonington Partners, L.P. and the general partner of Stonington Partners, Inc., the management company of Stonington Capital Appreciation 1994 Fund, L.P. The shares shown as beneficially owned by Mr. Michas includes 7,609,554 shares held by Stonington Capital Appreciation 1994 Fund, L.P. Mr. Michas disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The compensation and benefits committee of our board of directors is composed entirely of independent directors. The committee establishes and administers an overall compensation program for our top executives that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The committee reviews and approves compensation for our Chief Executive Officer and reviews and approves compensation for the other executive officers, including salary, annual and long-term incentives, stock compensation and any other executive benefits. The committee also reviews and approves performance measures in the annual and long-term incentive plans.

      Our board of directors has determined that each member of our compensation and benefits committee is an independent director as defined by the New York Stock Exchange rules. In 2003, the board of directors adopted a new charter for the committee. The committee charter is available in the “Corporate Governance” section of the “Investor Corner” section of our website at www.perkinelmer.com. You can also obtain the committee charter by writing to PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Attention: Investor Relations. The committee met ten times during 2003. The committee engaged an outside advisor to provide advice on total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design.

Overall Philosophy

      Our overall executive compensation philosophy is that pay should be performance based, vary with the attainment of specific financial and non-financial objectives and be closely aligned with the interests of our stockholders. Under the guidance of the committee, our compensation policies have been designed to link executive compensation to the attainment of our specific goals. We designed these policies to allow us to attract and retain senior executives critical to the long-term success of a global technology organization by providing a competitive compensation package and recognizing and rewarding individual contributions.

      The committee regularly utilizes the assistance of independent outside advisors to provide information on market practices, programs and compensation levels. In 2003, the committee, working with an outside advisor, identified industry peers which are similar in size to PerkinElmer and operate in similar industries. The committee believes that PerkinElmer’s most direct competitors for executive and director talent are not necessarily those companies included in the peer group established to compare stockholder returns. Therefore, the companies used for comparative purposes for compensation analysis largely overlap, but are not identical to, the peer group companies described in this proxy statement under the heading, “Stock Performance Graph.” The committee reviewed compensation levels for individuals holding similar positions at those peer companies. In addition, the committee confirmed its philosophy of performance-based compensation. Base salaries are positioned between the median and 75th percentile of the market data made available to the committee, dependent on the experience, tenure, performance and potential of the individual. Incentive award programs provide opportunities for payout above the market median provided that company and individual performance warrant such payout levels. The key elements of our executive compensation program are base salary, annual incentive awards and long-term incentive awards, including stock compensation.

Components of Executive Compensation

Base Salary

      Each year, the committee reviews and establishes the base salary of our executive officers, including our Chief Executive Officer. Increases, if any, are based on individual performance, existing employment agreements and market conditions. In 2003, the committee also evaluated compensation information provided by an outside advisor for individuals holding similar positions in other companies that the committee considers to be comparable to PerkinElmer.

      None of the executive officers named in the Summary Compensation Table received a base salary increase in 2003. The committee made this decision due to the challenging economic conditions in the company’s markets, and our executive officers supported this decision. In January 2002, Mr. Summe’s base salary was increased from $850,000 to $950,000 per year. At Mr. Summe’s request, due to the challenging economic conditions in the company’s markets, this salary increase did not take effect until 2003.

Annual Incentive Awards

      Our Performance Incentive Plan, or PIP, is a cash-based incentive bonus program. Our executive officers, including those named in the Summary Compensation Table, are participants in the PIP. Although the PIP was the primary source of cash incentives for officers in 2003, the committee may award additional incentives to selected officers outside of the PIP in circumstances which the committee determines are appropriate.

      In 2003, the PIP measured the Chief Executive Officer and chief accounting, financial, legal and human resources officers on the basis of earnings per share, or EPS, and cash flow performance to determine payments. Similarly, the PIP measured officers and other key employees in the strategic business units, or SBUs, on SBU net income and cash flow performance. For 2003, each officer was assigned a target incentive based in part upon competitive data provided by an outside advisor, expressed as a percentage of base salary ranging between 40% and 100%. The actual incentive award is determined by multiplying the target incentive by a performance factor, ranging from 0% to 200%, determined by the applicable EPS, cash flow and net income performance. For all executive officers other than the Chief Executive Officer, the committee may adjust the PIP awards either up or down to reflect the committee’s view of the appropriate incentive for the year in light of corporate and individual performance. The committee has discretion to reduce, but not to increase, the Chief Executive Officer’s actual PIP bonus payment from the amount determined by the formula.

      The committee’s determination of the PIP incentive bonus for Mr. Summe for 2003 began by multiplying his target incentive described above (100% of base salary) by the performance factors determined by the company’s actual EPS and cash flow performance. In 2003, the company achieved performance on earnings per share and cash flow that exceeded the PIP performance targets established by the committee, and he was therefore awarded the maximum PIP incentive bonus payable under the formula. In addition, under a separate program, the committee established performance objectives for the Chief Executive Officer and evaluated him against those objectives under three categories: strategic, operational and organizational. Based upon this evaluation, the committee exercised its discretion to pay Mr. Summe a bonus for 2003 that is in addition to the bonus he received from the PIP. Mr. Summe received a total bonus for 2003 of $1,755,600, which comprises a PIP award of $1,463,000 as determined by the plan formula, and an additional bonus of $292,600, as determined by his strategic, operational, and organizational accomplishments.

Long-term Incentives

      Our long-term incentive program is designed to align executives’ interests with those of stockholders, motivate the officer team to achieve our key financial goals and reward superior performance. In 2003, the committee, working with its outside advisor, undertook a review and redesign of our long-term incentive plan. The new program, which consists of stock-options, performance-contingent restricted stock and a performance unit program with cash awards, began January 1, 2004 and is described below. In October 2003, our officers, including our Chief Executive Officer, each received a stock option grant. For executive officers named in the Summary Compensation Table, including our Chief Executive Officer, their 2003 option grants are shown in the Option Grant Table. The option grant to the Chief Executive Officer and other officers was based on a review of long-term incentive grants made to individuals in similar positions by companies the committee determined are comparable to PerkinElmer. The data was provided by an outside advisor. The committee also takes into account the individual’s level of responsibility within the company and individual performance in determining grant size. We did not make any other long-term incentive awards to officers in 2003.

      The committee grants stock options to our senior executives based on corporate and individual performance as well as competitive industry practice as indicated by market data provided by an outside advisor for companies which the committee considers to be comparable to PerkinElmer as described above. The committee uses the Black-Scholes method for determining the value of option grants. This method takes into consideration a number of factors, including the stock’s volatility, dividend rate, option term and risk-free rates to estimate the option’s present value. We grant stock options with an exercise price equal to the fair market value on the date of grant.

      For 2004, the committee, working with an outside advisor, designed a performance-contingent restricted stock component for our long-term incentive program to motivate officers to achieve significant financial performance goals by linking compensation directly with stockholder return and providing retention incentives through equity ownership. All of our executive officers, including our Chief Executive Officer, participate in the performance-contingent restricted stock plan. For the three-year performance period beginning in 2004, the committee, working with outside advisors, set earnings per share vesting targets. The shares vest upon achievement of earnings per share goals (one-third of the shares vest upon achievement of each of the three EPS goals) over a performance period that begins on January 1, 2004 and ends December 31, 2006. If performance conditions are not met on or before December 31, 2006, the shares are forfeited.

      Also for 2004, the committee, working with an outside advisor, developed a performance unit component for our long-term incentive program. All of our executive officers, including our Chief Executive Officer, participate in the performance unit plan. The performance unit program provides cash award opportunities based on sustained operational excellence. The program is designed to provide a strong link to stockholder success, with a connection between award values and share price movement, and to facilitate executive retention. The program is based on a combination of financial measures in addition to stock price appreciation. For the three-year performance period beginning January 1, 2004, the program measures participants on the basis of earnings per share, margin improvement, and cash flow. Based on competitive data provided by outside advisors as described above, each officer is assigned a target number of units, valued at the company’s stock price on the trading day prior to the beginning of the performance period. The units earned are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by applicable earnings per share, margin improvement, and cash flow performance of the company. Awards will be paid in cash, determined by multiplying the number of units earned by the stock price at the end of the performance period. If the company does not achieve a threshold or minimum level of performance, no awards will be earned or paid.

Basis for Chief Executive Officer Compensation

      For 2003, compensation for Mr. Summe, our Chief Executive Officer, consisted of base salary, an annual incentive and stock options. The committee determined the level for each of these elements using information on other senior leaders provided by an outside advisor. For 2003, we paid Mr. Summe $950,000 in salary, which is the annual salary rate in effect for 2003. The committee increased Mr. Summe’s salary to this rate at the beginning of 2002; however, at Mr. Summe’s request, this rate did not go into effect until 2003. Mr. Summe requested this deferment of his salary increase in recognition of the challenging economic conditions facing the company’s markets. We also paid Mr. Summe, for 2003, a PIP bonus of $1,463,000 and a CEO bonus of $292,600 for a total cash bonus of $1,755,600 for 2003. As described above, this bonus reflects both company and individual performance that exceeds the earnings per share and cash flow targets and the strategic and organizational objectives established by the committee for 2003. In October 2003, we granted Mr. Summe an option to purchase 305,000 shares. Mr. Summe’s option grant was determined by the committee upon review with an outside advisor of long-term incentive grants made to individuals in similar positions in companies the committee determined are comparable to PerkinElmer. The data for this review was provided by outside advisors. The option vests in equal installments over four years and is shown in the Option Grants Table in this proxy statement.

      We considered Mr. Summe’s compensation level appropriate for the following reasons: his role in leading us to excellent financial results in an extremely challenging economic environment; his commitment that the company be a leader in integrity and good corporate governance; his commitment to enhancing stockholder value; and his leadership by focusing on our quality and talent development initiatives.

      We also continue to closely link Mr. Summe’s compensation to company performance and to align it with the longer-term interests of our stockholders. As described above, Mr. Summe participates in our long-term incentive program, which we updated for 2004. In January 2004, we granted Mr. Summe 70,000 performance units, which vest based on our achievement of specific targets related to earnings per share, margin improvement and cash flow during a three-year period. In January 2004, we also granted Mr. Summe 70,000 restricted shares, which vest if we achieve specific earnings per share targets prior to the end of 2006. If we do not achieve the performance targets, no cash awards are paid, and the restricted shares are forfeited. We made these awards in 2004 and accordingly, we will present them in the applicable tables in the proxy statement for our 2005 annual meeting of stockholders.

Tax Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, we design our compensation programs to reward executives for the achievement of our performance objectives. The stock plans are designed in a manner to comply with the performance-based exemption to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and its stockholders and, to this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and performance of its employees.

Stock Ownership Program by Officers

      The committee has determined that in order to further align management and stockholder interests, PerkinElmer stock ownership by our officers should be significant relative to each officer’s base salary. Our officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. We expect our Chief Executive Officer to hold stock with a market value of at least two times his annual base salary. Mr. Summe, our Chief Executive Officer, exceeds this requirement and as of February 15, 2004 held more than ten times his salary in company stock. We expect our senior vice presidents to hold stock with a market value of at least one and one-half times their annual base salary and our other officers to hold stock with a market value of at least one times their annual base salary. As of February 15, 2004, all of our officers were in compliance with these stock ownership guidelines.

      The compensation and benefits committee is pleased to submit this report to the stockholders.

      By the compensation and benefits committee of the board of directors:

G. Robert Tod, Chairman
Tamara J. Erickson
Nicholas A. Lopardo
Kenton Sicchitano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As of the end of the 2003 fiscal year, the members of the compensation and benefits committee of our board of directors were Messrs. Tod (Chair), Lopardo, and Sicchitano and Ms. Erickson. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

STOCK PERFORMANCE GRAPHS

      Set forth below and on the next page are two line graphs comparing the cumulative total stockholder return on the common stock against the cumulative total return of the S&P Composite-500 Index and a Peer Group Index for (1) the five fiscal years from January 3, 1999 to December 28, 2003, and (2) the one fiscal year from December 29, 2002 to December 28, 2003. Our Peer Group Index comprises the companies identified below.

Comparison of Five-Year Cumulative Total Return

PerkinElmer, Inc. Common Stock, S&P Composite-500 and
Peer Group* Indices

TOTAL RETURN TO STOCKHOLDERS

REINVESTED DIVIDENDS

	3-Jan-99	2-Jan-00	31-Dec-00	30-Dec-01	29-Dec-02	28-Dec-03

PerkinElmer, Inc.	$100	$152.45	$387.34	$265.89	$61.77	$132.37

S&P 500®	$100	$121.04	$110.02	$98.05	$75.15	$95.79

Peer Group*	$100	$182.66	$307.92	$182.57	$107.71	$151.44

Comparison of One-Year Cumulative Total Return

PerkinElmer, Inc. Common Stock, S&P Composite-500 and
Peer Group* Indices

TOTAL RETURN TO STOCKHOLDERS

REINVESTED DIVIDENDS

	29-Dec-02	28-Dec-03

PerkinElmer, Inc.	$100	$214.31

S&P 500®	$100	$127.47

Peer Group*	$100	$140.61

NOTE

*	The Peer Group Index comprises the following companies: Affymetrix, Inc., Applied Biosystems, Beckman Coulter, Inc., Invitrogen Corporation, Millipore Corporation, Thermo Electron Corporation, Varian, Inc. and Waters Corporation.

EXECUTIVE COMPENSATION

Summary Compensation

      The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2001, 2002, and 2003 fiscal years, of (1) our Chief Executive Officer during 2003 and (2) our other four most highly compensated executive officers for 2003, all of whom were serving as executive officers as of December 28, 2003.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation Awards

				Other	Restricted	Securities	All
				Annual	Stock	Underlying	Other
		Salary	Bonus	Compensation(1)	Award(s)(2)	Options	Compensation(3)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

Gregory L. Summe	2003	950,000	1,755,600	149,885	0	305,000	47,500
Chairman of the Board,	2002	860,959	529,125	159,879	3,499,000	0	142,359
Chief Executive Officer and President	2001	860,959	2,175,000	67,227	0	1,800,000	1,783,982

Robert F. Friel	2003	450,000	606,375	—	0	141,000	22,500
Senior Vice President &	2002	444,231	261,450	—	699,800	0	14,713
Chief Financial Officer	2001	401,934	600,000	—	0	700,000	13,200

Peter Coggins	2003	400,000	367,500	—	0	265,00	27,962
Senior Vice President and	2002	184,615	380,000	—	270,000	400,000	58,919
President, Life and Analytical	2001	—	—	—	—	—	—
Sciences SBU(4)

Terrance L. Carlson	2003	380,000	409,640	—	0	72,000	19,000
Senior Vice President,	2002	374,923	222,780	—	699,800	100,000	12,419
General Counsel and Clerk	2001	342,460	365,000	—	0	400,000	11,088

Richard F. Walsh	2003	375,000	404,250	—	0	72,000	18,750
Senior Vice President,	2002	373,270	217,875	—	699,800	100,000	12,375
Human Resources	2001	334,826	430,000	—	0	450,000	10,890

NOTES

(1)	With the exception of Mr. Summe, other annual compensation did not in the aggregate exceed $50,000 for any named executive officer. Benefits for Mr. Summe included personal use, valued at $104,885 for 2003, $113,341 for 2002 and $22,225 for 2001, of an aircraft in which we own a fractional interest, as well as a financial planning allowance of $20,000 and a car allowance of $25,000 for each year.

(2)	There were no grants of restricted stock to officers in 2003. As of the end of fiscal 2003, Mr. Summe held 125,000 shares of restricted stock with a value of $2,103,750 and Messrs. Friel, Coggins, Carlson and Walsh each held 30,000 shares of restricted stock with a value of $504,900. We pay dividends, to the extent declared by the board of directors, on all outstanding shares of restricted stock. In 2000, Messrs. Summe, Friel, Carlson and Walsh received shares of performance-based restricted stock. Rather than receive vesting as of December 31, 2001, the executives agreed to further restrictions on the vesting of the shares. One-half of the shares vested on December 31, 2002 and the remaining one-half of the shares vested on December 31, 2003. In exchange for agreeing to these further restrictions, Messrs. Friel, Carlson and Walsh received an additional grant of restricted shares equal to the initial grant and Mr. Summe received a grant of restricted shares equal to double the number of the original grant on January 2, 2002. This column therefore includes restricted stock granted during 2002 of 100,000 shares for Mr. Summe, 20,000 shares for Mr. Friel, 30,000 shares for Mr. Coggins, 20,000 shares for Mr. Carlson and 20,000 shares for Mr. Walsh. These additional restricted shares vest in three equal installments on December 31, 2003, December 31, 2004 and December 31, 2005. On July 15, 2002, Mr. Coggins received 30,000 shares of restricted stock, 10,000 shares of which vest on July 15, 2004 and the remaining 20,000 shares vest on July 15, 2009 or upon a change in control of

PerkinElmer. Vesting of the 20,000 shares accelerates on meeting or exceeding the performance targets of three consecutive years of 15% growth in cash EPS or 50% growth in cash EPS in either 2002 or 2003 (adjusted for the impact of acquisitions and divestitures) over the base year of 2001.

(3)	The amounts reported in this column include our contributions to the PerkinElmer, Inc. Savings Plan for each of Messrs. Summe, Friel, Carlson, and Walsh of $10,000 for 2003, $6,600 for 2002, and $5,610 for 2001. The amount in this column for Mr. Coggins includes $10,000 for 2003 as our contribution to the PerkinElmer, Inc. Savings Plan. Since 2001, we have maintained a 401(k) Excess Plan whereby we contribute an amount to each officer’s deferred compensation plan account to compensate for the limited amounts we are permitted to contribute under the PerkinElmer, Inc. Savings Plan. The amounts reported in this column include our contributions to our deferred compensation plan as follows: (i) for Mr. Summe, $37,500 in 2003, $21,450 in 2002 and $22,440 in 2001, (ii) for Mr. Friel, $12,500 in 2003, $8,113 in 2002, and $7,590 in 2001, (iii) for Mr. Coggins, $10,000 in 2003 and $9,167 in 2002, (iv) for Mr. Carlson, $9,000 in 2003, $5,819 in 2002, and $5,478 in 2001, and (v) for Mr. Walsh, $8,750 for 2003, $5,775 for 2002, and $5,280 in 2001. In addition, in 2002, Mr. Summe received and voluntarily repaid an interest-free loan from us. The foregone interest (including gross-up for taxes) of $114,309 associated with this loan is included in the “All Other Compensation” column for 2002. This column also includes the principal amount, foregone interest and tax gross-up for Mr. Summe of $880,932 for 2001 relating to a loan in the principal amount of $875,000 that was forgiven as of December 31, 2001 when the performance target of 50% EPS growth in two years or less was exceeded. This column also includes relocation expenses paid to Mr. Coggins of $7,962 for 2003 and $49,752 for 2002.

(4)	Mr. Coggins joined the Company on July 15, 2002.

Pension Plans

Employees Retirement Plan

      The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan covering most U.S. employees employed as of January 31, 2001 by our Fluid Sciences business and our Optoelectronics business. We closed the retirement plan to new employees as of January 31, 2001, and employees of our Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of our Analytical Instruments strategic business unit and our corporate office. None of the executive officers named in the Summary Compensation Table will accrue benefits under the retirement plan after March 15, 2003. The retirement plan has the following features.

      Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant’s final average earnings multiplied by the number of years of credited service with PerkinElmer, plus 0.75 percent of the excess of such earnings over the social security tax base multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2003, the maximum annual compensation for these purposes was $200,000. The maximum benefit payable from the retirement plan for 2003 is $160,000.

      All of our employees who participate in the retirement plan are required either to complete five years of service or to reach their normal retirement date, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

      In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, which provides additional benefits for our officers named in the Summary Compensation Table, except for Mr. Coggins who joined the company after the plan was closed to new entrants. Officers previously designated by the board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by

PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service. If a participant dies while an employee, prior to attaining age 55, but after the completion of five years of service, the participant’s eligible spouse is entitled to receive a benefit in the form of 50 percent of the benefit the participant would have received upon attaining age 55 commencing on the date the participant would have attained age 55.

      During 2003, we recognized $1,559,632 as expense for the supplemental plan and made payments to retired officers and beneficiaries in the amount of $1,510,264. While we are not required to fund the supplemental plan, effective April 6, 1989, the PerkinElmer, Inc. Non-Qualified Benefit Trust Agreement was established by and between PerkinElmer and Mellon Bank, NA. As of December 31, 2003, the trust formed under that agreement had a balance of $4,741,872. The purpose of the trust is to provide greater assurance of the receipt of supplemental plan benefits. Amounts held in the trust are subject to the claims of our general creditors in the event of our insolvency or bankruptcy.

      The supplemental plan is administered by the compensation and benefits committee of our board of directors. The board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. We closed the supplemental plan to new participants effective July 1, 2000.

      The supplemental plan provides an annual benefit, payable at retirement, in addition to the benefit payable from the retirement plan. Under the supplemental plan, a participant will be entitled to receive an annual payment equal to 0.85 percent of average total compensation for each year of credited service, plus 0.75 percent of average total compensation in excess of the social security tax base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment).

Pension Plan Table (1)(2)

Annual Estimated Benefits Provided by
the Combined PerkinElmer, Inc. Employees Retirement Plan and
Supplemental Executive Retirement Plan

Final	Years of Service
Average
Earnings	5	10	15	20	25	30	35

$3,500,000	278,436	556,872	835,307	1,113,743	1,392,179	1,670,615	1,949,051
2,500,000	198,436	396,872	595,307	793,743	992,179	1,190,615	1,389,051
1,500,000	118,436	236,872	355,307	473,743	592,179	710,615	829,051
1,000,000	78,436	156,872	235,307	313,743	392,179	470,615	549,051
900,000	70,436	140,872	211,307	281,743	352,179	422,615	493,051
800,000	62,436	124,872	187,307	249,743	312,179	374,615	437,051
700,000	54,436	108,872	163,307	217,743	272,179	326,615	381,051
600,000	46,436	92,872	139,307	185,743	232,179	278,615	325,051
500,000	38,436	76,872	115,307	153,743	192,179	230,615	269,051
450,000	34,436	68,872	103,307	137,743	172,179	206,615	241,051
400,000	30,436	60,872	91,307	121,743	152,179	182,615	213,051
350,000	26,43e	52,872	79,307	105,743	132,179	158,615	185,051
300,000	22,436	44,872	67,307	89,743	112,179	134,815	157,051
250,000	18,436	36,872	55,307	73,743	92,179	110,615	129,051
225,000	16,436	32,072	49,307	65,743	82,179	98,615	115,051
200,000	14,436	28,872	43,307	57,743	72,179	86,615	101,051
175,000	12,436	24,872	37,307	49,743	62,179	74,615	87,051
150,000	10,430	20,872	31,307	41,743	52,179	62,815	73,051
125,000	8,436	10,872	25,307	33,743	42,179	50,615	59,051
100,000	6,436	12,872	19,307	25,743	32,179	38,615	45,051

NOTES

(1)	For the purpose of calculating the amounts shown in the above table, we have assumed that the participants in the specified ranges retired on December 31, 2003 at the age of 65, and that all payments were made on a straight life annuity basis. These payments are not subject to any deduction for social security benefits or other offset amounts.

(2)	Mr. Summe has six years of credited service, Mr. Friel has five years of credited service, Mr. Carlson has five years of credited service and Mr. Walsh has six years of credited service under each of the retirement plan and the supplemental plan as of January 1, 2004. Mr. Coggins is not a participant in the retirement plan or the supplemental plan. Compensation covered under the retirement plan is limited to $200,000 for 2003. Compensation covered under the supplemental plan includes the salary and bonus shown in the Summary Compensation Table.

Employment and Other Agreements

      Mr. Summe entered into a three-year employment agreement with PerkinElmer in 1998, which automatically renews for additional three-year terms unless either party provides notice to the other of termination within 90 days of the expiration of the applicable term. The other executive officers entered into one-year employment agreements with PerkinElmer; these agreements automatically renew for additional one-year terms unless either party provides notice to the other. Mr. Friel entered into an agreement in 1999, Mr. Coggins entered into an agreement in 2002, Mr. Carlson entered into an agreement in 1999 and Mr. Walsh entered into an agreement in 1998. The agreements provide that the executive officer will be paid a base salary as determined by our compensation and benefits committee on an annual basis and that once set, the base salary generally cannot be set at a rate below the salary rate currently in effect. Thus, the employment agreements provided for minimum base salaries in 2003 for our executive officers as follows: $950,000 for Mr. Summe, $450,000 for Mr. Friel, $400,000 for Mr. Coggins, $380,000 for Mr. Carlson and $375,000 for Mr. Walsh.

      All of the employment agreements with the named executive officers provide that in the event of a change in control of PerkinElmer, the employment term shall be extended for a period of three years from the date of the change in control. Following a change in control, if the executive is terminated without cause or resigns for good reason, the executive is entitled to receive a severance payment equivalent to three years of base salary plus bonuses and continuation of specified benefits for three years from the date of termination. In addition, the executive is entitled to receive a gross-up payment for any excise tax due on account of the severance payments plus any additional excise tax and income tax occasioned by the gross-up payment itself.

      Generally, the employment agreements provide that a change in control will occur upon any of the following circumstances:

(1) 20% or more of outstanding voting stock of PerkinElmer is acquired by any person or entity;

(2) our continuing directors do not constitute a majority of the board;

(3) a business combination involving PerkinElmer or the sale or disposition of all or substantially all of the assets of PerkinElmer, in which (a) our voting securities outstanding immediately prior thereto would represent 50% or less of the voting securities of the resulting or acquiring entity or (b) any person or entity newly owns 20% or more of the resulting or acquiring entity; or

(4) our complete liquidation or dissolution is approved by our stockholders.

      All of the employment agreements with the named executive officers, with the exceptions of Mr. Summe and Mr. Coggins, provide that upon termination initiated by us without cause and with one year’s notice, apart from a change in control, the executive would be entitled to continuation of his or her salary, bonus and employee benefits for one year from the date of termination. The employment agreement with Mr. Summe provides that upon termination initiated by us without cause, apart from a change in control, he would be entitled to the continuation of his salary, bonus and employee benefits for three years from the date of termination. The employment agreement for Mr. Coggins provides that upon termination initiated by us without cause, apart from a change in control, he would be entitled to the continuation of his salary, bonus and employee benefits for the one-year period following the date of our notice of termination to him.

      Pursuant to a separation agreement dated December 13, 2002 entered into between us and John Engel, a former Executive Vice President of PerkinElmer, Mr. Engel received severance pay in the form of the continuation of his salary and benefits until December 31, 2003. He also received bonus payments of $280,000 in 2003. In December 2003, Mr. Engel repaid an interest-free loan in the amount of $250,000 that was made to him by PerkinElmer in June 2001 to facilitate the purchase of a new home resulting from his relocation to Massachusetts at our request. We paid Mr. Engel mortgage interest differential payments, and additional amounts to gross-up the differential payments for taxes, until December 2003.

      In February 2003, John Murphy, a Senior Vice President of PerkinElmer, repaid an interest-bearing loan of $100,000 that we made to him in August 2001 to facilitate the purchase of a new home resulting from his relocation to California at our request.

Option Grants

      The following table sets forth information on grants made in 2003 of stock options to the officers identified in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of
		Total Options		Exercise
	Number of Securities	Granted to		Price Per		Grant Date
	Underlying Options	Employees in	Date of	Share	Expiration	Expected
Name	Granted(#)	Fiscal Year(%)	Grant	($/share)(1)	Date	Value($)(2)

Gregory L. Summe(3)	305,000	13%	10/22/03	$16.4350	10/22/13	$2,533,907
Robert F. Friel(3)	141,000	6%	10/22/03	$16.4350	10/22/13	$1,171,413
Peter B. Coggins(4)	140,000	6%	01/22/03	$8.1600	01/22/10	$577,483
Peter B. Coggins(3)	125,000	5%	10/22/03	$16.4350	10/22/13	$1,036,487
Terrance L. Carlson(3)	72,000	3%	10/22/03	$16.4350	10/22/13	$598,168
Richard F. Walsh 13)	72,000	3%	10/22/03	$16.4350	10/22/13	$598,168

NOTES

(1)	The exercise price is equal to the fair market value of our common stock as determined by the average of the high and low price on the New York Stock Exchange on the date of grant.

(2)	We estimated the grant date value of the options set forth in this table by using the Black-Scholes option pricing model and the following assumptions: expected market volatility of 64.98%, a 3.23% risk-free rate of return, a 1.70% dividend yield, and a 10-year expected life.

(3)	The options we granted in 2003 to Messrs. Summe, Friel, Coggins (for 125,000 shares), Carlson and Walsh vest in four equal annual installments and may be exercised for ten years. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or estate has one year, or if earlier, the option expiration date, to exercise vested options. Upon retirement at age 55 (or older), the optionee has the earlier of three years from the date of retirement or the scheduled option expiration date to exercise vested options. Upon termination of employment, all further vesting stops and all unvested options are cancelled. Upon a change in control, all unvested options become 100% vested.

(4)	The option to purchase 140,000 shares that we granted in 2003 to Mr. Coggins vest in three equal annual installments and may be exercised for seven years. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or his estate has one year, or if earlier, the scheduled option expiration date to exercise vested options. Upon retirement at age 55 or older, the optionee has the earlier of three years from the date of retirement or the scheduled option expiration date to exercise vested options. Upon termination of employment, all further vesting stops and all unvested options are cancelled. Upon a change in control, all unvested options become 100% vested.

Option Exercises and Fiscal Year End Values

      The following table sets forth information with respect to the number and value of unexercised options to purchase common stock at the end of fiscal year 2003 held by officers named in the Summary Compensation

Table. No stock options were exercised by officers in 2003. No stock appreciation rights were exercised during fiscal year 2003 or were outstanding at the end of fiscal year 2003.

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities Underlying	Value of Unexercised In-
	Shares		Unexercised Options at Fiscal	The-Money Options at
	Acquired on	Value	Year-End(#) Exercisable/	Fiscal Year-End($)
Name	Exercise(#)	Realized($)	Unexercisable	Exercisable/Unexercisable(1)

Gregory L. Summe	—	—	1,850,000/2,105,000	3,006,000/161,650
Robed F. Friel	—	—	450,000/841,000	411,938/74,730
Peter B. Coggins	—	—	66,667/598,333	518,336/3,890,614
Terranca L. Cadson	—	—	334,002/471,998	588,025/670,820
Richard F. Walsh	—	—	446,666/588,666	617,994/670,820

NOTES

(1)	Based on the fair market value (determined as the arithmetic mean of the high and the low selling price on the New York Stock Exchange) of our common stock on December 26, 2003 ($16.965), less the option exercise price.

(2)	Includes unexercisable options granted on April 25, 2001 with no value at the end of fiscal 2003 to Mr. Summe, Mr. Friel, Mr. Carlson and Mr. Walsh because their respective exercise prices (which are $30.86 per share) exceeded the fair market value of our common stock computed in accordance with note (1) above. These April 25, 2001 options are performance-based options that vest on the sixth anniversary of the grant date. Vesting accelerates if we achieve three consecutive years of 15% growth in earnings per share. In December 2003, we amended these options. We added accelerated vesting in full upon our achievement of 40% earnings per share growth in two years or less from 2003. We added this vesting accelerator to provide motivation to achieve aggressive earnings per share growth.

Equity Compensation Plan Information

      The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 28, 2003:

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance under Equity
	Issued Upon Exercise of	Weighted-average Exercise	Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(excluding securities reflected
Plan Category	Warrants and Rights	Warrants and Rights	in column (a))(1)

Equity compensation plans approved by security holders	12,795,662	$22.27	5,525,712 (2)
Equity compensation plans not approved by holders of PKI securities (3)	1,768,194	$15.38	1,495,068
Total	14,563,856	$21.44	7,020,780

NOTES

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 28, 2003, shares available for issuance under our equity compensation plans, except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to the share limitations contained in those plans.

(2)	Includes 2,535,950 shares which remain issuable under our 1998 Employee Stock Purchase Plan, of which approximately 400,000 shares are issuable in connection with the current offering period, which ends on June 30, 2004. To the extent that any outstanding option under our 1999 Incentive Plan, approved by stockholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2001 Incentive Plan.

(3)	This table excludes an aggregate of 800,969 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $16.82. Item 12 in our annual report on Form 10-K contains a description of the material terms of our Life Sciences Incentive Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company, and our 1999 Vivid Technologies Equity Incentive Plan, which we assumed in connection with our January 2000 acquisition of Vivid Technologies, Inc. This table includes options outstanding and shares available for issuance under the Life Sciences Incentive Plan.

ITEM NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      On January 27, 2004, the audit committee selected the firm of Deloitte & Touche LLP, independent public accountants, to act as our auditors and to audit the books of PerkinElmer and its subsidiaries for the 2004 fiscal year, which ends on January 2, 2005. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002 to serve as our independent auditors for the 2002 fiscal year. Although stockholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our board of directors, upon the recommendation of the audit committee, believes it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved by our stockholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

      On June 18, 2002, we dismissed Arthur Andersen LLP as our independent public accountants. The decision to dismiss Arthur Andersen LLP was approved by our audit committee. None of the reports of Arthur Andersen LLP on our financial statements for either of the two fiscal years prior to Arthur Andersen LLP’s dismissal contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recently completed fiscal years and any subsequent interim period preceding the date of the dismissal of Arthur Andersen LLP, we had no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports on our financial statements. None of the reportable events listed in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 occurred with respect to either of our two most recently completed fiscal years or any subsequent interim period preceding the date of the dismissal of Arthur Andersen LLP.

      During our two most recent fiscal years and the subsequent interim period prior to engaging Deloitte & Touche LLP, neither we nor anyone acting on our behalf consulted with Deloitte & Touche LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to PerkinElmer by Deloitte & Touche LLP that was an important factor considered by PerkinElmer in reaching a decision as to any accounting, auditing or financial reporting issue or (2) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      We expect representatives of Deloitte & Touche LLP to be present at the meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR
INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR

ITEM NO. 3

STOCKHOLDER PROPOSAL

      The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington D.C. 20001, holder of 2,100 shares of our common stock, has submitted the following resolution for adoption at the meeting.

      “Resolved, that the stockholders of PerkinElmer, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.”

Supporting Statement from the United Brotherhood of Carpenters Pension Fund for the Stockholder Proposal

      Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom–examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

      Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

      This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas SoftWare, Apple Computer and Kohl’s. We urge your support for this important reform.

PerkinElmer’s Statement in Opposition to Stockholder Proposal

      We have carefully considered the proposal from the United Brotherhood of Carpenters Pension Fund. For the reasons listed below, we do not believe the proposal is in the best interests of PerkinElmer and its stockholders, and we strongly recommend that you vote AGAINST it.

We believe it is premature to change our accounting method before new standards are set.

      There is considerable ongoing debate regarding accounting for stock options. We believe that this debate may well be resolved in the relatively near future, particularly in light of recent indications from the Financial Accounting Standards Board that it may establish standards under which all companies will be required to expense stock options beginning in 2005. Under current generally accepted accounting principles, a company may choose whether to expense the “fair value” of stock options in its income statement or, as is the practice used by PerkinElmer and the vast majority of public companies, including primary competitors, to disclose this same expense amount in the notes to its financial statements. We also provide detailed footnote disclosures related to the number of options outstanding, options vested and unvested, dates granted and related data to provide investors with relevant information on our stock option plans.

      Although we will continue to evaluate our approach in light of ongoing developments and industry actions, we believe that it would be premature to change our accounting treatment for stock options before the issue is resolved by the appropriate accounting standards bodies and is consistently applied throughout our industry. If we were to change our accounting treatment for stock options now, we may be required to change that treatment again as early as 2005 if and when the FASB implements a change in generally accepted accounting principles requiring the expensing of stock options under a different methodology. Multiple changes in our accounting treatment for stock options could lead to confusion in interpreting our financial statements. In addition, we believe that reflecting the cost of options in our income statement today would depress our reported earnings relative to those of our peer group companies that do not expense the cost of stock options, and result in PerkinElmer indirectly being penalized for continuing to use stock options, as part of our compensation packages. In turn, this would likely depress the price of our common stock, which would negatively impact our stockholders.

Current methods of expensing stock options implement inconsistent measures of valuation.

      Expensing stock options also raises several difficult issues regarding the valuation of stock options. Determining the value of stock options involves opinions and assumptions regarding stock volatility, option terms and other terms that vary from company to company. Although the issue of expensing stock options has attracted significant interest from the accounting and investment communities, no consensus has emerged on the appropriate method for measuring the true value or cost of stock options. Our experience using the Black-Scholes option valuation formula suggests that it is an imprecise tool for these purposes. As a result, even if all companies, including PerkinElmer, were to expense stock options, a stockholder could not necessarily compare PerkinElmer’s expense against another company’s expense because the basis for determining the expense may be different.

Expensing stock options in our income statement could make it difficult for our stockholders to compare our financial statements to those of our primary competitors.

      The vast majority of public companies, including our primary competitors, have not elected to expense stock options. If we were to expense the fair value of stock options in our income statement at a time when our competitors elect to provide this information in the notes to their financial statements, it would be more difficult for stockholders to compare our financial performance to that of our primary competitors or other companies in our peer group. In fact, stockholders would likely need to learn the details and nuances of the various methods of valuing and accounting for stock options and apply them to the financial statements, and the related notes, of each company in order to adjust for the expense and properly compare the financial statements. At a time when the public is demanding consistency in financial reporting and greater ease in comparing companies’ financial statements, we believe that adopting this proposal could have the opposite effect.

Recommendation of the Board of Directors

      We share the desire to have transparent and accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to the expense associated with stock options, and our disclosures reflect this desire. We believe the proper method for accounting for options is a matter best left to uniform standardization by appropriate accounting standards organizations. We do not believe that our stockholders would benefit by PerkinElmer prematurely adopting a practice that:

•	is not standardized and may not become widely adopted;

•	will depress our earnings relative to those of our peer group companies; and

•	will make it more difficult to compare our financial results to those of our peer group companies.

      For these reasons, the board of directors recommends that you vote AGAINST this proposal. Proxies solicited by the board of directors will be so voted unless stockholders otherwise specify in their proxies.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“AGAINST” THE STOCKHOLDER PROPOSAL

OTHER MATTERS

      Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during 2003 our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except for the following. Messrs. Capello, Coggins and Murphy were each granted options to acquire our common stock on January 22, 2003 (50,000 shares for Mr. Capello, 140,000 shares for Mr. Coggins and 100,000 shares for Mr. Murphy) at a price per share of $8.16 which were referenced in a Form 4 filing on April 15, 2003.

STOCKHOLDER PROPOSALS

FOR 2005 MEETING

      In order to be considered for addition to the agenda for the 2005 annual meeting of stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Clerk of PerkinElmer and must be received at our corporate offices no later than November 22, 2004.

      Stockholders who wish to make a proposal at the 2005 annual meeting — other than one that will be included in our proxy materials — should notify PerkinElmer no later than February 7, 2005. If a stockholder who wishes to present a proposal fails to notify PerkinElmer by this date, the proxies that the board of directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

Terrance L. Carlson, Clerk

Wellesley, Massachusetts

March 22, 2004

ANNEX A

AUDIT COMMITTEE CHARTER
OF THE BOARD OF DIRECTORS

PerkinElmer, Inc.

Adopted on December 17, 2003

A. Purpose

      The Audit Committee shall assist the Board of Directors in overseeing:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors;

and to prepare the report that SEC rules require be included in the Company’s annual proxy statement.

B. Structure and Membership

1.	Number. The Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Each member of the Committee shall be “independent” as defined by the rules of the New York Stock Exchange and Section 301 of the Sarbanes-Oxley Act of 2002 (and applicable rules thereunder), except as otherwise permitted by such rules and Act.

3.	Financial Literacy. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Company’s Board of Directors in its business judgment, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. The Board of Directors shall elect a Chair of the Committee.

5.	Compensation. The compensation of Committee members shall be determined by the Board of Directors. No member of the Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.	Selection and Removal. Members of the Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual proxy statement), no member of the Committee may serve on the audit committee of more than three public companies, including the Company.

C. Authority and Responsibilities

General

      Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Relationship With Independent Auditor

1.	Selection. The Committee shall be directly responsible for appointing, evaluating and, when necessary, terminating the engagement of the independent auditor. The Committee may, in its discretion, seek Board of Directors’ approval or ratification of the independent auditor it appoints.

2.	Independence. At least annually, the Committee shall assess the independent auditor’s independence. In connection with this assessment, the Committee shall obtain and review a report by the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Committee shall engage in an active dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.	Quality Control Report. At least annually, the Committee shall obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•	any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

4.	Compensation. The Committee shall be directly responsible for setting the compensation of the independent auditor. The Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Committee.

5.	Preapproval of Services. The Committee shall preapprove all services (audit and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Committee at its next scheduled meeting.

6.	Oversight. The independent auditor shall report directly to the Committee, and the Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. The Committee shall, from time to time as appropriate:

•	receive and consider the reports required to be made by the independent auditor regarding:

–	critical accounting policies and practices;

–	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

–	other material written communications between the independent auditor and Company management.

•	review with the independent auditor:

–	audit problems or difficulties the independent auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

–	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

–	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

–	the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company.

Audited Financial Statements

7.	Discussion of Audited Financial Statements. The Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

8.	Recommendation to Board Regarding Financial Statements. The Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K; and communicate its recommendation to the Board of Directors.

9.	Audit Committee Report. The Committee shall prepare an annual report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

10.	Independent Auditor Review of Interim Financial Statements. The Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Committee shall direct management to advise the Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

11.	Earnings Release and Other Financial Information. The Committee shall review and discuss generally the types of information to be disclosed in the Company’s earnings press releases (including any use of “pro forma” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts, rating agencies and others.

12.	Quarterly Financial Statements. The Committee shall discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Controls and Procedures

13.	Oversight. The Committee shall coordinate the Board of Directors’ oversight of the Company’s internal accounting controls for financial reporting, the Company’s disclosure controls and procedures and the Company’s code of business conduct and ethics. The Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act and Rule 13a-14 of the Exchange Act.

14.	Internal Audit Function. The Committee shall coordinate the Board of Directors’ oversight of the performance of the Company’s internal audit function.

15.	Risk Management. The Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

16.	Hiring Policies. The Committee shall establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

17.	Procedures for Complaints. The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

D. Procedures and Administration

1.	Meetings. The Committee shall meet at least four times each year, and as often as it deems necessary in order to perform its responsibilities. The Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors.

2.	Written Affirmation to NYSE. Not later than one month after each Annual Meeting of Stockholders, and after each change in the composition of the Committee, the Committee shall direct the Company to prepare and provide to the NYSE such written affirmations regarding the membership and operation of the Committee as the NYSE rules require.

3.	Reports to the Board. The Committee shall report regularly to the Board of Directors, and shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

4.	The Company’s General Rules Governing Committees of the Board of Directors are incorporated herein by reference and made a part of this charter.

      Our annual meeting of stockholders will be held at 10:30 a.m. on Tuesday, April 27, 2004, at our corporate offices. Our corporate offices are located at 45 William Street, Wellesley, Massachusetts. Our phone number at that address is (781) 237-5100. The address of our Internet website is www.perkinelmer.com.

      The following are directions to our corporate offices:

      Going South on Route 128 (I-95):Bear right off Route 128 South to enter Route 9 East. Continue for .2 miles and exit right off Route 9 at the Chestnut Street exit. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

      Going North on Route 128 (I-95):Bear right off Route 128 to enter Route 9 East. Continue for a short distance and exit right off Route 9 at the Chestnut Street exit. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

      Going West on Route 9:Exit right off Route 9 West onto the William Street exit to enter Wellesley Office Park. William Street is the next exit after the Chestnut Street exit and the last exit before Route 128.

      Going East on Route 9:Bear right off Route 9 East onto the Chestnut Street exit after passing under Route 128. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

* Corporate offices, 45 William Street, Wellesley, Massachusetts

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

APPENDIX A

PROXY
PerkinElmer, Inc.

PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders April 27, 2004

     The undersigned hereby appoints Gregory L. Summe and Terrance L. Carlson, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Stockholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 45 William Street, Wellesley, Massachusetts on Tuesday, April 27, 2004, at 10:30 a.m., and at any adjournment thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS	To elect 01 Tamara J. Erickson, 02 Nicholas A. Lopardo, 03 Alexis P. Michas, 04 James C. Mullen, 05 Dr. Vicki L. Sato, 06 Gabriel Schmergel, 07 Kenton J. Sicchitano, 08 Gregory L. Summe and 09 G. Robert Tod for terms of one year each.
2. RATIFICATION OF AUDITORS	To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year.
3. STOCKHOLDER PROPOSAL	Stockholder proposal to request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOLD AND DETACH HERE

PerkinElmer, Inc.

Annual Meeting of Stockholders

April 27, 2004

10:30 a.m.

Company’s corporate offices

45 William Street

Wellesley, Massachusetts

     This is your admission ticket to the Annual Meeting of Stockholders of PerkinElmer, Inc. to be held on Tuesday, April 27, 2004 at the Company’s corporate offices located at 45 William Street, Wellesley, Massachusetts. Please detach and present this ticket and proof of identity for admission to the Annual Meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all Directors listed on the reverse side; FOR the ratification of Deloitte & Touche LLP as independent auditors; and AGAINST the stockholder proposal to request the establishment of a policy to expense stock options.

The Board of Directors recommends a vote FOR Proposal 1	The Board of Directors recommends a vote FOR Proposal 2

1. Election of Directors (see reverse)	2. To ratify the appointment of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES	FOR	AGAINST	ABSTAIN

FOR except vote withheld from the following nominee(s):
The Board of Directors recommends a vote AGAINST Proposal 3

3. Stockholder proposal to establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

FOR	AGAINST	ABSTAIN

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Signature _____________________________ Date ______________ Signature _____________________________ Date _____________

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

FOLD AND DETACH HERE